EXHIBIT 10.1

AMENDED ASSET PURCHASE AGREEMENT

This Amended Asset Purchase Agreement (this “Agreement”) is made as of September 6, 2017, by and among The Original Soupman, Inc. a Delaware corporation, Soupman Inc., a Delaware corporation and Kiosk Concepts, Inc., a Delaware corporation (collectively, the “Debtors” or the “Sellers”), and Gallant Brands, Inc., a Delaware corporation (“Purchaser”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 1.1.

WHEREAS, on June 13, 2017 (the “Petition Date”), Sellers filed in the Bankruptcy Court voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Filings”); and

WHEREAS, Sellers own and operate a business that offers a wide variety of soup products including varieties of Tetra Recart soups and frozen bulk soups sold nationally (the “Business”); and

WHEREAS, by final order dated July 18, 2017 (the “Final DIP Order”), the Bankruptcy Court authorized the Sellers to, among other things, obtain post-petition financing in the amount of $1,700,000 (the “DIP Loan”) and enter into a senior secured, super-priority debtor-in possession loan and security agreement dated as of July 17, 2017 and related documents (collectively, the “DIP Loan Documents”) with Soupman Lending LLC (“the DIP Lender”); and

WHEREAS, pursuant to the Final DIP Order and the Prepetition Loan Documents (as defined in the Final DIP Order) the Prepetition Debenture Obligations (as defined in the Final DIP Order) are secured by a perfected  Lien on all of the Prepetition Collateral (as defined in the Final DIP Order) and in consideration for the Prepetition Collateral and in satisfaction of the Lien thereon, may credit bid, up to 100% of the outstanding indebtedness under the Prepetition Loan Documents pursuant to section 363(k) of the Bankruptcy Code (the “Credit Bid”) with respect to the Purchased Assets;  and

WHEREAS, Purchaser has acquired from the Prepetition Secured Parties all of the Prepetition Secured Parties’ right, title and interest in, to and under the Prepetition Debenture Obligations and the Prepetition Loan Documents and is the current holder and owner of all such rights and interests and may, if necessary, if Buyer, in Buyer's  sole discretion, determines to do so and in such amounts, if any, as Buyer may determine in Buyer's sole discretion, increase the Purchase Price (as defined in Section 3.1) by application of the Credit Bid; and

WHEREAS, subject to the terms and conditions set forth herein, Purchaser has agreed to purchase, and Sellers have agreed to sell the Purchased Assets, which are substantially all of the assets used or held for use by Sellers in conducting the Business, free and clear of all Encumbrances (other than Permitted Encumbrances), in exchange for the Purchase Price and the assumption of the Assumed Liabilities, in accordance with sections 105, 363 and 365 of the Bankruptcy Code; and

WHEREAS, the Bankruptcy Court approved the Bidding Procedures Order on July 18, 2017; and

WHEREAS, this Agreement shall supercede and replace the Amended Asset Purchase Agreement signed as of August 30, 2017 by the Buyer and submitted to the Debtors in accordance with the Bidding Procedures; and

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1.
DEFINITIONS

Section 1.1.  Definitions.

In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounts Receivable” means, with respect to Sellers, all present and future accounts receivable, accounts, general intangibles, guarantees, supporting obligations, collection accounts, notes receivable, and any supporting data and information in respect of goods shipped or products sold or services rendered to customers by Sellers, and any claim, remedy or other right of Sellers related to any of the foregoing.

 “Action” means any demand, claim, action, suit, arbitration, or any inquiry, proceeding, criminal prosecution or investigation, by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Agreement” has the meaning specified in the preamble.

“Allocation Schedule(s)” has the meaning specified in Section 3.3.

 “Ancillary Documents” means the Bill of Sale, Assignment of Patents, Assignment of Trademarks, Assignment of Copyrights, Assignment of Domain Names, and each other agreement, document or instrument (other than this Agreement) executed and delivered by the parties hereto in connection with the consummation of the transactions contemplated by this Agreement.

“Assignment of Copyrights” has the meaning specified in Section 3.5(b).

“Assignment of Domain Names” has the meaning specified in Section 3.5(b).

“Assignment of Patents” has the meaning specified in Section 3.5(b).

“Assignment of Trademarks” has the meaning specified in Section 3.6(b).

“Assumed Contracts” has the meaning specified in Section 2.1(c).

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Assumption and Assignment Agreement” is defined in Section 2.3.

“Avoidance Actions” means any and all claims for relief of Sellers under chapter 5 of the Bankruptcy Code and the proceeds thereof.

“Bankruptcy Cases” means the Debtors’ respective bankruptcy cases, currently being jointly administered in the Bankruptcy Court under lead case number Case No. 17-11313.

“Bankruptcy Code” means title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York with jurisdiction over the Bankruptcy Cases.

“Bidding Procedures” means the bidding procedures in connection with the Auction as annexed as an exhibit to the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court, dated July 18, 2017 approving the Bidding Procedures.

“Bill of Sale” means the Bill of Sale substantially in the form of Exhibit A.

“Business” has the meaning specified in the recitals.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

 “Claim” has the meaning given that term in Section 101(5) of the Bankruptcy Code and includes, inter alia, all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment rights, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

“Closing” has the meaning specified in Section 3.4.

“Closing Date” has the meaning specified in Section 3.4.

“COBRA” means the United States Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Computers” means all of Sellers’ computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used in connection with the operation of such computer equipment, including, without limitation, all Software and rights under any licenses related to such use.

“Contract” means any agreement, contract, obligation, lease, promise, instrument, undertaking or other arrangements (whether written or oral), and any amendment thereto, that is legally binding, to which Sellers is party.

“Copyrights” means all United States and foreign copyrights and copyrightable subject matter belonging to Sellers, whether registered or unregistered, including all United States copyright registrations and applications for registration and foreign equivalents, all moral rights, all common-law copyright rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright rights accruing by reason of any international copyright convention.

“Credit Bid” shall have the meaning specified in the preamble.

“Cure Costs” has the meaning specified in Section 2.5(a).

 “D&O Claims” means any and all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, recoupment rights, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto, that either Seller or its estate now has, ever had or may hereafter have against any current or former officer, director, or manager of any of a Seller (or any predecessor thereof), in such offer’s directors’ or manager’s capacity as an officer, director, and/or manager (as applicable) of a Seller.

 “Debtors” means the debtors in the Bankruptcy Case.

“Deposits” means all deposits (including, without limitation, customer deposits, trade show deposits, and security deposits for rent and electricity) and prepaid charges and expenses of Sellers including for rent, electricity, telephone or otherwise, advances, and prepayments

“DIP Lender” shall have the meaning specified in the preamble.

“DIP Loan” shall have the meaning specified in the preamble.

“DIP Loan Documents” shall have the meaning specified in the preamble.

“Disclosure Schedules” or “Schedule(s)” means the disclosure schedules attached hereto that Sellers have prepared and delivered to Purchaser pursuant to the terms of this Agreement, setting forth information regarding the Business, the Purchased Assets, the Assumed Liabilities, and other matters with respect to Sellers as set forth therein.

“Documents” means all books, records, files, invoices, inventory records, product specifications, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and laboratory books, safety and environmental reports and documents, accounting records, Tax records and information, credit records of customers, and, to the extent permitted by applicable law, all books, files and records relating to Employees (including with respect to the foregoing all data and other information stored on discs, tapes or other media) in Sellers’s possession to the extent used in or to the extent relating to the assets, properties, including the Intellectual Property, business or operations of the Business.

“Domain Names” means any alphanumeric designation registered with or assigned by a domain name registrar, registry or domain name registration authority as part of an electronic address on the Internet that belong to Sellers.

“Employees” has the meaning specified in Section 7.2(a).

“Encumbrance” means any interest, charge, Lien, mortgage, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use, license, lease, sublicense, adverse claim, title defect, first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, assessment, levy, or other similar restriction of any kind.

“Environmental Laws” means any and all federal, state, or local Legal Requirements concerning public health and safety, worker health and safety, pollution or protection of the environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq.; the Solid Waste Disposal Act, also known as the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11011, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 801, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2602, et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended; any state or local law similar to the foregoing; all regulations and guidance documents issued pursuant to the foregoing; all permits issued to Sellers pursuant to the foregoing; and any other state, federal or local Legal Requirement pertaining to: (i) the existence, cleanup and/or remedy of contamination on property; (ii) the emission or release or any threatened release of any Hazardous Substance into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, recycling, transport, removal, recovery or handling of any Hazardous Substance; (iii) the control of any Hazardous Substance; or (iv) worker or community protection.

“Equipment” means all furniture, fixtures and improvements, equipment, manufacturing equipment, computers, machinery, apparatus, appliances, tooling, spare parts, signage, supplies, vehicles, forklifts and all other tangible personal property of every kind and description owned by Sellers.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with such Person or (ii) which together with such Person is treated as a single employer under Sections 414(b), (c), (m), (n) or (o) of the Code.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Contracts” has the meaning specified in Section 2.2(d).

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Filings” has the meaning specified in the recitals.

“Final DIP Order” has the meaning specified in the recitals.

“Final Order” means an action taken or Order issued by the applicable Governmental Authority as to which: (i) no request for stay of the action or Order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof; (ii) no petition for rehearing or reconsideration of the action or Order, or protest of any kind, is pending before the Governmental Authority and the time for filing any such petition or protest is passed; (iii) the Governmental Authority does not have the action or Order under reconsideration or review on its own motion and the time for such reconsideration or review has passed; and (iv) the action or Order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any federal, state, local or foreign, governmental entity or any subdivision, agency, instrumentality, authority, department, commission, board, bureau, official or other regulatory, administrative or judicial authority thereof or any federal, state, local or foreign court, tribunal or arbitrator or any self-regulatory organization, agency or commission.

“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct or any other material or article, that is listed or regulated under applicable Environmental Laws as a “hazardous” or “toxic” substance or waste, or as a “contaminant,” or is otherwise listed or regulated under applicable Environmental Laws, including, without limitation, particulate matter of any size, hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., petroleum products, byproducts or derivatives thereof, asbestos, polychlorinated biphenyls, pollutants, pesticides, urea formaldehyde foam insulation and lead-containing paints or coatings.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations with respect to any factoring programs of Sellers; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (ix) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); and (x) all interest, penalties, premiums, fees and expenses related to any of the foregoing.

“Independent Accounting Firm” has the meaning specified in Section 3.3.

“Intellectual Property” means all intellectual property rights owned, used, held for use, or licensed (as licensor or licensee) by Sellers anywhere in the world, including, but not limited to, all Software, Copyrights, Patents, Trademarks, Trade Secrets, Domain Names, all rights to privacy and personal information, proprietary know-how, processes and confidential business information and other proprietary information owned, used or licensed by any Seller and used or held for use in conducting the Business and all rights and remedies related thereto (including the right to sue for and recover damages, profits and any other remedy in connection therewith) for past, present or future infringement, misappropriation or other violation relating to any of the foregoing.

“Interests” means any claims to rights of ownership or otherwise owned by Sellers.

“Inventory” means all finished goods, raw materials, work in process and other supplies owned by Sellers.

“IRS” means the United States Internal Revenue Service.

“Knowledge” of a particular fact or matter by an individual means that individual is actually aware of that fact.

“Landlords” mean the landlords under the Leases.

“Leases” mean the real property leases set forth on Schedule 2.1(d) hereto.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, legislation, resolution, code, rule, statute or treaty.

“Liability” means any debt, loss, claim (as defined in section 101(5) of the Bankruptcy Code), damage, demand, fine, judgment, penalty, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability, successor liability or otherwise) of Sellers, and including all costs and expenses relating thereto (including fees, discounts and expenses of legal counsel, experts, engineers and consultants and costs of investigations, and any liability for Taxes).

“Lien” has the meaning given to that term in section 101(37) of the Bankruptcy Code.

“Liability” mean any debt, loss, claim (including “claim” as defined in the Bankruptcy Code), damage, demand, Tax, fine, judgment, penalty, liability, expense, commitment or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise, and whether or not resulting from third party claims.

“Material Adverse Effect” means any change, event, condition, circumstance or occurrence (regardless of whether such event, change, effect, condition, circumstance or occurrence constitutes a breach of any representation, warranty or covenant of Sellers hereunder) that individually or in the aggregate and in the sole discretion of Purchaser (taking into account all other such changes, events, conditions, circumstances and occurrences) has had, or would be reasonably likely to have, material adverse change in or material adverse effect on the Business or the value thereof, in each case taken as a whole, or the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.

“Non-Assignable Asset” has the meaning specified in Section 2.5(c).

“Order” means any order, injunction, judgment, decree, ruling, writ, determination, charge, direction, assessment, or arbitration award of a Governmental Authority.

“Party” or “Parties” means, individually or collectively, Purchaser and Sellers.

“Patents” means United States and foreign patents (including certificates of invention and other patent equivalents), patent applications, provisional applications and patents issuing therefrom, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals, patent disclosures, technology, inventions (whether or not patentable or reduced to practice) or improvements thereto that are owned by Sellers

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances, orders, and similar consents granted or issued by any Governmental Authority which are necessary for Sellers to own, lease and operate its properties and assets or to carry on the Business as it is now being conducted.

“Permitted Encumbrances” means the list of Permitted Encumbrances set forth on Schedule 4.4.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the recitals.

“Proceeding” means any action, arbitration, audit, claim, cause of action, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Products” means any and all products and services currently marketed or sold by Sellers.

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchaser” has the meaning specified in the preamble.

“Representative” means with respect to a particular Person, any duly authorized director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Motion” means the motion filed on June 23, 2017 by Sellers pursuant to, inter alia, sections 363 and 365 of the Bankruptcy Code to secure entry of the Sale Order by the Bankruptcy Court.

“Sale Order” means a final, nonappealable Order of the Bankruptcy Court in form and substance approved by Purchaser pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code (i) authorizing and approving, inter alia, the sale of the Purchased Assets to Purchaser on the terms and conditions set forth herein free and clear of all Liabilities, Liens, Claims, Interests, Encumbrances (other than the Permitted Encumbrances), and successor liability; (ii) [Reserved]; (iii) the assumption and assignment of the Assumed Contracts to Purchaser; and (iv) containing certain findings of facts, including, without limitation: (a) a finding that Purchaser is a good faith purchaser pursuant to section 363(m) of the Bankruptcy Code; (b) a finding that this Agreement was negotiated, proposed and entered into by the Parties without collusion, in good faith and from arm’s length bargaining positions, (c) a finding that Sellers and Purchaser have not engaged in any conduct that would cause or permit this Agreement to be avoidable under section 363(n) of the Bankruptcy Code, (d) providing that this Agreement and the transactions contemplated hereby may, subject to the terms set forth herein, be specifically enforced against and binding upon, and not subject to rejection or avoidance by any Seller or their respective estates or any chapter 7 or chapter 11 trustee of Sellers or other representative of their respective estates, (e) providing that the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof, (f) providing that neither Purchaser nor any of its Affiliates shall be deemed a successor in interest to Sellers, and (g) providing that, upon Purchaser’s payment of the consideration provided hereunder, Sellers shall have received fair and reasonably equivalent value for the Business.

“Sellers” has the meaning specified in the preamble.

“Software” means all computer software programs (whether in source code, object code, or other form) and systems, databases and platforms owned, licensed or used by Sellers, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation, technical manuals and materials, and any licenses to use or other rights relating to the foregoing.

 “Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar taxes, duty, levy or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any transferee liability in respect of any items described in clause (i) above.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, amended return or declaration of estimated Tax.

“Third Party Consents” has the meaning specified in Section 4.5.

“Trademarks” means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names (including all assumed or fictitious names under which the Business is conducted), and any other indicia of source of goods and services, designs and logotypes related to the above, in any and all forms, whether registered or unregistered, and registrations and pending applications to register the foregoing (including intent to use applications), and all goodwill related to or symbolized by the foregoing, that are owned by Sellers.

“Trade Secrets” means confidential or proprietary information and trade secrets (including, without limitation, ideas, research and development, know-how, formulae, algorithms, procedures, methods, creations, reports, improvements, readings, graphs, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Transferred Actions” means the actions set forth on Schedule 1.1.

“Transferred Documents” means this Agreement and any other agreements, instruments or documents entered into between the Parties pursuant to this Agreement.

“Transfer Taxes” has the meaning specified in Section 7.1(b).

“WARN” means the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing.

Section 1.2.  Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(c)

Exhibits/Schedules.  All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, Purchaser reserves the right, in its sole discretion, to amend and or supplement any schedules and exhibits attached hereto at any time prior to Closing.

(d)

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)

Herein, etc.  The words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)

No Strict Construction.  The parties participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 2.
PURCHASE AND SALE

Section 2.1.  Purchased Assets.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Purchaser, and Purchaser shall purchase, free and clear of all Liabilities, Liens, Claims, Interests and Encumbrances (other than the Permitted Encumbrances), all right, title and interest of Sellers in, to or under all of the properties and assets of Sellers (other than the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, leased, licensed, used or held for use in or relating to the Business (herein collectively called the “Purchased Assets”), including, but not limited to, all right, title and interest of Sellers in, to or under:

(a)

all cash (including, without limitation, checking account balances, certificates of deposit and other time deposits and petty cash) and marketable and other securities;

(b)

all Accounts Receivable;

(c)

all Equipment;

(d)

all Contracts and Leases listed or described on Schedule 2.1(d), including all rights, benefits and interests to any Contract or Lease, as well as any orders received by Sellers in the ordinary course of business which have not been filled on or prior to the Closing Date (the “Assumed Contracts”);

(e)

all Permits and pending applications therefor, in each case to the extent assignable, including those Permits listed on Schedule 2.1(e);

(f)

all Intellectual Property (including all goodwill associated therewith), including the Intellectual Property listed on Schedule 2.1(f);

(g)

all Products, including all products in development by Sellers;

(h)

all prepaid expenses, trade credits, accounts receivable, note receivables, take or pay amounts receivable, other receivables, and prepayments attributable to the Business, which includes prepayments under any Assumed Contracts;

(i)

all Documents except those (i) relating solely to any Excluded Asset or Excluded Liability; or (ii) relating to Employees of Sellers who are not transferred Employees;

(j)

all electronic mail addresses, telephone, telex and telephone facsimile numbers and other directory listings used in connection with the Business and/or owned by Sellers, to the extent assignable under applicable law;

(k)

all goodwill and other intangible assets associated with the Business or the Purchased Assets including each of the Debtors’ corporate names;

(l)

all Domain Names and Internet protocol addresses;

(m)

[Deleted];

(n)

the Transferred Actions;

(o)

to the extent assignable under applicable law, any proprietary rights in Internet protocol addresses, Domain Names, ideas, concepts, methods, processes, formulae, models, methodologies, algorithms, reports, data, customer lists, mailing lists, business plans, market surveys, market research studies, websites, information contained on drawings and other documents, information relating to research, development or testing, and documentation and media constituting, describing or relating to the Intellectual Property, including memoranda, manuals, technical specifications and other records wherever created throughout the world, but excluding reports of accountants, investment bankers, crisis managers, turnaround consultants and financial advisors or consultants;

(p)

all rights to proceeds under insurance policies to the extent related to or payable in connection with any of the Purchased Assets, the Assumed Liabilities or the Business (including without limitation, returns and refunds of any premiums paid or other amounts due back to Sellers with respect to cancelled policies), unless not assignable as a matter of law;

(q)

all Tax refunds for Tax Returns filed for Tax periods occurring prior to the Petition Date;

(r)

all advertising, marketing and promotional materials, studies, reports and all other printed or written materials relating to the Business and/or owned by Sellers;

(s)

all Inventory of Sellers, wherever located, including, without limitation, outstanding sale orders for Inventory, any Inventory held by third parties on a consignment basis and Inventory held by third party suppliers, manufacturers or processors that has been paid for by Sellers prior to the Closing Date; all rights of Sellers under non-disclosure or confidentiality, non-disparagement, non-compete, or non-solicitation agreements with former employees of Sellers, agents of Sellers, or with third parties;

(t)

all Deposits;

(u)

any rights, claims, refunds, causes of action, rights of recovery, rights of recoupment and rights of setoff of Sellers arising out of events occurring prior to the Closing Date (including any Transferred Action) of every kind and nature (whether known, not known or unknown or contingent or non-contingent), including but not limited to any rights under or pursuant to any and all warranties, representations, guarantees or licenses made or granted by suppliers, manufacturers and contractors relating to Equipment, Inventory or other products sold, or services provided, to Sellers and the right to receive and retain mail, Accounts Receivable payments and other communications of Sellers and the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing, except to the extent any of the foregoing is related to an Excluded Asset;

(v)

any and all other personal property, assets, possessions, or belongings of Sellers acquired prior to the Closing Date, except any Excluded Assets, provided, however, that the parties do not intend that Purchaser or its Affiliates shall be deemed to be a successor to Sellers, or any of their Affiliates, with respect to the Purchased Assets;

(w)

[Deleted]; and

(x)

all other assets related to, associated with or used in the conduct of Business and/or the Acquired Assets excepting therefrom the Excluded Assets.

Section 2.2.  Excluded Assets.

Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets.  For all purposes of and under this Agreement, the term “Excluded Assets” means:

(a)

any Contracts or Leases not listed or described in Schedule 2.1(d) (the “Excluded Contracts”);

(b)

any rights, claims or causes of action of Sellers under this Agreement or the Ancillary Documents, including all right, title and interest in and to the Purchase Price;

(c)

all Documents relating solely to an Excluded Asset or an Excluded Liability;

(d)

all benefit plans currently or previously sponsored or maintained by Sellers or any of Sellers’s ERISA Affiliates or their respective predecessors, or with respect to which any of the foregoing has made or is required to make payments, transfers or contributions in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of Sellers or any of Sellers’s ERISA Affiliates, and all insurance policies or other Contracts primarily relating to any benefit plan (“Seller Employee Benefit Plans”);

(e)

any assets of Sellers set forth on Schedule 2.2(k);

(f)

all intercompany claims and liabilities  between and among the Debtors;

(h)

all shares of capital stock or other equity interests in any Seller or  any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests in any Seller;

(i)

all rejected contracts;

(j)

all Avoidance Actions; and

(k)

all D&O Claims.

Section 2.3.  Assumed Liabilities.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Purchaser shall execute and deliver to Sellers  an assumption and assignment agreement (in form and content reasonably satisfactory to the Parties) (the “Assumption and Assignment Agreement”) pursuant to which Purchaser shall assume and agree to discharge, when due (in accordance with its respective terms and subject to the respective conditions thereof), only the following Liabilities (without duplication) (collectively the “Assumed Liabilities”) and no others:

(a)

all Liabilities of Sellers arising after the Closing Date in the ordinary course of the Business;

(b)

the obligations to Sellers’ trade creditors set forth on Schedule 2.3(c) (the “Trade Creditor Obligations”);

The assumption by Purchaser of the Assumed Liabilities shall not, in any way, enlarge the rights of any third parties relating thereto.  Except for the agreements set forth on Schedule 2.1(d), the Buyer is not assuming any Assumed Contracts.  There are no Cure Costs and, accordingly, no Cure Costs are included in the Assumed Liabilities.

Section 2.4.  Excluded Liabilities.

Purchaser shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability, Indebtedness, Liens, Claims and Encumbrances or other obligation of Sellers, and Sellers shall be solely and exclusively liable with respect to all Liabilities, Liens, Claims, and Encumbrances or other obligation of Sellers, other than the Assumed Liabilities (the “Excluded Liabilities”).  Purchaser shall not assume any Liabilities with respect to any Contract that is not an Assumed Contract.

Section 2.5.  Assignments; Cure Amounts.

(a)

Sellers shall transfer and assign all Assumed Contracts to Purchaser, and Purchaser shall assume all Assumed Contracts from Sellers, as of the Closing Date pursuant to section 365 of the Bankruptcy Code and the Sale Order.  The costs to cure any arrears (the “Cure Costs”) for each Assumed Contract, which shall be borne by Purchaser, are set forth opposite the name of each Assumed Contract set forth on Schedule 2.5.  Purchaser shall be responsible for all Cure Costs.  Purchaser further acknowledges and agrees that it shall be responsible for providing to the counterparty to any Assumed Contract any information necessary to provide “adequate assurance of future performance” pursuant to section 365(f)(2)(B) of the Bankruptcy Code.  For the avoidance of doubt, Purchaser shall not be required to make any payment of Cure Costs for, and shall not assume any Liabilities with respect to, any Contract that is not an Assigned Contract.

(b)

The Sale Order shall provide that as of the Closing, Sellers shall assign to Purchaser the Assumed Contracts and the Assumed Contracts shall be identified by the name and date of the Assumed Contract (if available), the other party to the Assumed Contract as the case may be, and the address of such party for notice purposes, all included on an exhibit attached to either the motion filed in connection with the Sale Order or a motion for authority to assume and assign such Assumed Contracts.  Such exhibit shall also set forth the Cure Costs for each of the

Assumed Contracts as determined by Sellers based on Sellers’ books and records or as otherwise determined by the Bankruptcy Court.

(c)

In the case of Permits, Assumed Contracts and other commitments included in the Purchased Assets that cannot be transferred or assigned effectively without the consent of third parties (“Non-Assignable Assets”), which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), this Agreement shall not be deemed to constitute an agreement to transfer or assign any Non-Assignable Asset until such consent is obtained  if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of any such Non-Assignable Asset or law to which any Seller is a party or by which a Seller is bound, or in any way adversely affect the rights of any Seller or, upon transfer, Purchaser under such Non-Assignable Asset; and Purchaser shall assume no Liabilities under such Non-Assignable Assets.  With respect to such Non-Assignable Assets for which required consent has not been obtained prior to Closing, Sellers shall, subject to any approval of the Bankruptcy Court that may be required and the terms set forth in Section 6.3, (i) reasonably cooperate with Purchaser in endeavoring to obtain such consent, and (ii) cooperate with Purchaser in any lawful and commercially reasonable manner under which Purchaser would obtain the economic claims, rights and benefits under such Non-Assignable Assets.

Section 2.6.  Right to Change Designations

Notwithstanding anything contained in this Agreement to the contrary, Purchaser reserves the right and shall have the right to designate in one or more written notices delivered to Sellers (i) at any time prior to the Closing Date, any Purchased Asset as an Excluded Asset and any of the Liabilities set forth on Schedule 2.3(c) as Excluded Liabilities, and (ii) at any time prior to the commencement of the Auction, any Excluded Asset as a Purchased Asset (it being understood that such written notices will be deemed to have automatically updated and revised any schedules under this Section 2 as applicable, for all purposes under this Agreement).

Section 2.7.  Further Assurances.

(a)

At the Closing, and at all times thereafter as may be necessary, Sellers and Purchaser shall execute and deliver such other instruments of transfer as shall be reasonably necessary to vest in Purchaser title to the Purchased Assets free and clear of all Liabilities, Liens, Claims, Interests and Encumbrances (other than the Permitted Encumbrances) and such other instruments as shall be reasonably necessary to evidence the assignment by Sellers and the assumption by Purchaser of the Assumed Liabilities, including the Assumed Contracts.   Sellers and Purchaser shall cooperate with one another to execute and deliver such other documents and instruments as may be reasonably required to carry out the transactions contemplated hereby.

(b)

At the Closing, and at all times thereafter as may be necessary, Sellers shall, at the reasonable request of Purchaser, execute, deliver, and file, or cause to be executed, delivered, and filed, such other instruments of conveyance and transfer and take such other actions as Purchaser may reasonably request, in order to more effectively consummate the transactions contemplated by this Agreement and to vest in Purchaser good and marketable title to the Intellectual Property included in the Purchased Assets, including, without limitation, executing, filing, and recording, with all appropriate intellectual property registration authorities and other relevant entities, all assignment instruments and other filings that are necessary to correctly record the prior chain of title with respect to ownership of the Intellectual Property included in the Purchased Assets.

SECTION 3.
CONSIDERATION; CLOSING

Section 3.1.  Consideration.

(a)

Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations and warranties of the Parties set forth herein, at the Closing, the purchase price to be paid by Purchaser to Sellers in exchange for the Purchased Assets (the “Purchase Price”) shall be the sum of (i) cash in the amount of Two Million Dollars ($2,000,000.00) plus (ii) Fifty Thousand Dollars ($50,000) non-cash value for excluding D&O Claims and Avoidance Actions from the Purchased Assets plus (iii) One Hundred Percent (100%) of the Credit Bid in the approximate amount of Four Million Seven Hundred Sixty Five Thousand Dollars ($4,765,000) plus accrued interest.  Purchaser shall satisfy the Purchase Price at the Closing in part by the Credit Bid by releasing Seller from indebtedness under the Prepetition Loan Documents in an aggregate amount up to the Credit Bid.  For the avoidance of all doubt, in no event shall any adequate protection rights or claims relating to the Prepetition Indenture Obligations be included in any Credit Bid made by Purchaser, all of which adequate protection rights and claims relating to the Prepetition Indenture Obligations Purchaser hereby expressly reserves.

Section 3.2.  Allocation of Purchase Price

Within thirty (30) Business Days following the Closing Date, Purchaser shall deliver to Sellers for Sellers’ review and approval allocation schedule(s) (the “Allocation Schedule(s)”) allocating the Purchase Price in accordance with the percentages set forth on the Allocation Schedule(s), including the Assumed Liabilities that are liabilities for federal income Tax purposes, among the Purchased Assets.  The Allocation Schedule(s) shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder.  Sellers agree that, following their approval of the Allocation Schedule(s), Sellers shall sign the Allocation Schedule(s) and return an executed copy thereof to Purchaser, it being understood and agreed that on or before the tenth (10th) Business Day following their receipt of the Allocation Schedule(s) from Purchaser as herein provided, Sellers shall either deliver an executed copy thereof to Purchaser or, in the event that Sellers shall have objections to all or any portion of the Allocation Schedule(s), Sellers shall deliver to Purchaser a written objection to such Allocation Schedule(s), which written objection shall set forth in reasonable detail the basis for the objections of Sellers thereto.  In the event that Sellers fails to deliver to Purchaser either an executed Allocation Schedule(s) or a written objection on or before the tenth (10th) Business Day following their receipt of the Allocation Schedule(s) from Purchaser, Sellers will be deemed to have accepted and be bound by the Allocation Schedule(s) in the form delivered by Purchaser.  In the event that Sellers shall deliver a written objection to the Allocation Schedule(s), Sellers and Purchaser shall thereafter work in good faith for a period of fifteen (15) Business Days to resolve any and all objections set forth therein, and upon the resolution of all such objections, Sellers and Purchaser shall execute and deliver to the other Party a signed copy of such agreed upon Allocation Schedule(s).  In the event that Purchaser and Sellers are unable to resolve such dispute within such fifteen (15) Business Day period, Purchaser and Sellers shall jointly retain a nationally recognized firm of independent certified public accountants mutually acceptable to Purchaser and Sellers (an “Independent Accounting Firm”) to resolve the disputed items and the determinations of such Independent Accounting Firm shall be conclusive and binding upon the Parties for the purposes of this Section 3.2.  Upon resolution of the disputed items, the allocation reflected on the Allocation Schedule(s) shall be adjusted to reflect such resolution.  The costs, fees, and expenses of the Independent Accounting Firm shall be borne equally by Purchaser and Sellers.  Purchaser and Sellers will each file IRS Form 8594, and all Tax Returns, in accordance with the Allocation Schedule(s) that are agreed upon by the Parties pursuant to the terms of this Section 3.2.  Purchaser, on the one hand, and Sellers, on the other hand, each agrees to provide the other promptly with any other information required to complete Form 8594.

Section 3.3.  Closing Date.

Upon the terms and conditions set forth in this Agreement the closing of the transactions contemplated herein (the “Closing”) shall take place by remote delivery of the various Closing deliverables or at such physical location as the Parties my mutually agree upon, as promptly as practicable, and at no time later than the tenth Business Day following the date on which the conditions set forth in Section 8 have been satisfied or waived (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or time as Purchaser and Sellers may mutually agree.  The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 3.4.  Purchaser’s Deliveries.

At or prior to the Closing, Purchaser shall deliver to Sellers:

(a)

the Assumption and Assignment Agreement, and each other Ancillary Document to which Purchaser is a party, duly executed by Purchaser;

(b)

the Purchase Price (net of the good faith deposit delivered by Purchaser pursuant to the Bidding Procedures);

(c)

the officers’ certificates required to be delivered pursuant to Sections 8.3(a) and 8.3(b);  and

(e)

such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers, as Sellers may reasonably request to transfer and assign the Assumed Liabilities and the Assumed Contracts to Purchaser.

Section 3.5.  Sellers’ Deliveries.

At or prior to the Closing, Sellers shall deliver to Purchaser:

(a)

the Bill of Sale and Assumption and Assignment Agreement and each other Ancillary Document to which Sellers is a party, duly executed by Sellers;

(b)

instruments of assignment of the Patents (the “Assignment of Patents”), Trademarks (the “Assignment of Trademarks”), Copyrights (the “Assignment of Copyrights”) and Domain Names (the “Assignment of Domain Names”) that are owned by Sellers and included in the Purchased Assets, if any, duly executed by Sellers, in form for recordation with the appropriate Governmental Authorities, in form reasonably acceptable to the parties, and any other assignments or instruments with respect to any Intellectual Property included in the Purchased Assets for which an assignment or instrument is required to assign, transfer, and convey such assets to Purchaser in a mutually acceptable form;

(c)

evidence of receipt of the Third Party Consents to the extent such consents are not provided for or satisfied by the Sale Order;

(d)

a copy of the final Sale Order entered by the Bankruptcy Court;

(e)

the officers’ certificates required to be delivered pursuant to Sections 8.2(a) and 8.2(b);

(f)

certificates executed by Sellers, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that Sellers are not foreign persons within the meaning of Section 1445(f)(3) of the Code;

(g)

a certificate of good standing, or equivalent document, for Sellers, as certified by the applicable Government Authority in Sellers’s state of incorporation;

(h)

all instruments and documents necessary to release any and all Liabilities, Liens, Claims, Interests and Encumbrances (other than the Permitted Encumbrances), including appropriate UCC financing statement amendments (termination statements);

(i)

such other bills of sale, required consents, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser and Sellers, as Purchaser may reasonably request to vest in Purchaser all the right, title and interest of Sellers in, to or under any or all the Purchased Assets; and

(j)

all electronic copies of the Records that are maintained by or in the control of any Seller, and, promptly following Closing and in any event no later than five (5) Business Days following Closing, Sellers shall make available to Purchaser all originals of the Records; provided however, that Sellers shall be entitled to retain any originals of the Records that are required to be retained as a result of the Bankruptcy Case, for such period of time sufficient to allow all matters under the Bankruptcy Case to be finally determined, and provided further that Purchaser shall promptly receive copies of such originals that are required to be retained by Seller as a result of the Bankruptcy Case at its sole cost and expense.

Section 3.6.  Possession.

Right to exclusive possession of the Purchased Assets shall transfer to Purchaser upon Closing.  Sellers shall transfer and deliver to Purchaser on the Closing Date such keys, locks, and safe combinations and other similar items as Purchaser shall require to obtain immediate and full occupation and control of the Purchased Assets, and shall also make available to Purchaser at Sellers’ location(s) all Documents that are required to be transferred to Purchaser by this Agreement.

SECTION 4.
REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers represents and warrant to Purchaser, and agree, as follows:

Section 4.1.  Organization of Sellers.

Each of Sellers is an entity duly organized, validly existing and in good standing under the laws of the state of Delaware.

Section 4.2.  Subsidiaries and Investments.

Except as set forth on Schedule 4.2, Sellers does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities, membership interests or other equity interests in any Person.

Section 4.3.  Authority of Sellers.

(a)

Sellers have full power and authority to execute, deliver and, subject to the entry of the Sale Order and Bidding Procedures Order, perform its obligations under, and consummate the transactions contemplated by, this Agreement and each of the Ancillary Documents to which Sellers is a party.  The execution, delivery and performance of this Agreement and such Ancillary Documents by Sellers, and consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Sellers, including by Sellers’s board of directors (or similar governing body) and, subject to the entry of the Sale Order, does not require any authorization or consent of Sellers’s shareholders that has not been obtained.  This Agreement has been duly authorized, executed and delivered by Sellers and, subject to the entry of the Sale Order, is the legal, valid and binding obligation of Sellers enforceable in accordance with its terms, and each of the Ancillary Documents to which Sellers is a party has been duly authorized by Sellers and upon execution and delivery by Sellers and subject to the entry of the Sale Order, will be a legal, valid and binding obligation of Sellers enforceable in accordance with its terms.

(b)

Subject to receipt of the Third Party Consents, and after giving effect to the Sale Order, none of the execution and delivery of this Agreement or any of the Ancillary Documents by Sellers, the consummation by Sellers of any of the transactions contemplated hereby or thereby, or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Sellers, will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default, or permit the acceleration of any Liabilities or obligation or loss of a material benefit, or result in the creation of any Liabilities, Liens, Claims, Interests and Encumbrances on any of the assets or properties of the Business (in each case with or without notice or lapse of time or both), under (i) any charter (or similar governing instrument) or by-laws (or similar governing document) of Sellers, (ii) any Permits, (iii) any Order to which Sellers is bound or any Purchased Asset is subject, (iv) any Legal Requirement affecting Sellers or the Purchased Assets, or (v) any Contract to which Sellers or any of the Purchased Assets is a party or otherwise bound.

Section 4.4.  Title to Purchased Assets.

Sellers has, and, upon delivery to Purchaser on the Closing Date of the instruments of transfer contemplated by Section 3.5, and subject to the terms of the Sale Order, Sellers will thereby transfer to Purchaser, good and valid title to, or, in the case of property leased or licensed by Sellers, a valid and subsisting leasehold interest in or a legal, valid and enforceable licensed interest in or right to use, all of the Purchased Assets, free and clear of all Liabilities, Liens, Claims, Interests and Encumbrances (other than the Permitted Encumbrances), except for the Assumed Liabilities.  Except for the Excluded Assets, the Purchased Assets include all of the assets, whether tangible or intangible, that Sellers owns, and/or has been using, holding or operating in the Business to conduct (including utilization of assets) the Business as currently conducted by Sellers.  Sellers are not aware of any Permitted Encumbrances other than those disclosed on Schedule 4.4.  Sellers have not granted to any third party any license or other right to use any of the Purchased Assets.

Section 4.5.  Consent and Approvals.

Schedule 4.5 sets forth a true and complete list of each material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement and the Ancillary Documents by Sellers or the performance by Sellers of its obligations thereunder (the “Third Party Consents”).

Section 4.6.  Litigation.

There are no material Actions or Proceedings pending, or to the best of Sellers’s Knowledge threatened against or affecting the Purchased Assets or Assumed Liabilities, at law or in equity or before or by any federal, state, municipal or other governmental court, tribunal, or department (other than any Actions or Proceedings listed on Sellers’ respective Statements of Financial Affairs that they filed with the Bankruptcy Court), and Sellers are not operating under or subject to, or in default with respect to, any Order with respect to the Purchased Assets, the Assumed Liabilities, or the consummation of the transactions contemplated hereby.

Section 4.7.  Insurance.

Schedule 4.7 sets forth a correct and complete list of all current insurance policies covering Sellers, complete and correct copies of which have been provided to Purchaser.  All premiums required to be paid under each insurance policy required to be set forth on Schedule 4.7 have been paid when due, and all such policies are in full force and effect.

Section 4.8.  No Finder.

Neither Sellers nor any Person acting on their behalf have paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which Purchaser is or will become liable, and Sellers shall hold harmless and indemnify Purchaser from any claims with respect to any such fees or commissions

Section 4.9.  Cure Costs.

Schedule 2.5 sets forth all of the Cure Costs to be satisfied for purposes of the assumption and assignment of the Assumed Contracts.

Section 4.10.  Contracts

To the knowledge of the Sellers, Schedule 4.10 set forth a complete list, as of the date hereof, of all Contracts to which any Seller is a party or by which it is bound and that are used in or related to the Business or Purchased Assets.

Section 4.11.  Property

Sellers do not own any real property. Except as described on Schedule 4.11, the Sellers do not lease, sublease, license or otherwise occupy any real property.

Section 4.12.  Intellectual Property

Except as set forth on Schedule 4.12(i), (i) with respect to Intellectual Property owned by Seller (as opposed to Intellectual Property of which any Seller is a licensee), Sellers have all right, title and interest to all such Intellectual Property without any conflict with the rights of others, (ii) no Person other than Sellers has the right to use the Intellectual Property owned by Sellers; and (iii) Sellers have the valid right to use, pursuant a valid, enforceable, written license, sublicense or other agreement, any Intellectual Property used in Sellers’ business that is owned by any party other than Sellers.  Schedule 4.12(ii) sets forth a complete list of all registered and applied for Intellectual Property owned by any Seller (whether registered with the United States Patent and Trademark Office, the United States Copyright Office or otherwise).

Section 4.13.  Employee Benefit Plans

Schedule 4.13 sets forth a list of each Employee Benefit Plan.  No Seller or any ERISA Affiliate has maintained, sponsored or contributed to an Employee Benefit Plan that is subject to Title IV of ERISA within the last six (6) years or in any way, directly or indirectly, has any liability with respect to such plan.  All Employee Benefit Plans are being administered in compliance, in material respects, with where applicable, the Code, and the regulations promulgated thereunder.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the code has received a favorable determination letter upon which Sellers may rely or has pending or has time remaining in which to file an application for such determinations.  Schedule 4.13(ii) sets forth true and correct and complete list of the names, positions, work locations, hire dates, total compensation and eligibility and elections with respect to Employee Benefit Plans of all Employees, consultants and independent contractors engaged by each Sellers and indicates which such individuals are on disability leave or any other type of absence, authorized or otherwise.

Section 4.14.  Labor Relations

Except as set forth on Schedule 4.10, no Seller is a party to or bound by or has an obligation to perform under any collective bargaining agreement or any Contract with a labor union or labor organization.

Section 4.15.  Compliance with Laws

Except as set forth on Schedule 4.15(i), each Seller (a) has complied with, is in compliance with and has at all times operated the Business in compliance with all applicable Laws and Permits and (b) holds all material Permits.  Except as set forth on Schedule 4.15(ii), no Seller has received any written notice (x) asserting any violation of, or failure to comply with any requirement of any Law or Permit or (y) notifying Seller of the non-renewal, revocation or withdrawal of any Permit.  Each Seller is in material compliance with the terms of the Permits.

Section 4.16.  Board Approval and Recommendation

The board of managers (or similar governing body) of each Seller has determined that, based upon its consideration of the available alternatives and subject to the approval of the Bankruptcy Court and the provisions in this Agreement regarding the solicitation of an Alternative Transaction, a sale, assignment and assumption of the Purchased Assets and Assumed Liabilities pursuant to this Agreement under sections 105, 363 ad 365 of the Bankruptcy is and are each in the best interests of such Seller.

Section 4.17.  Environmental Matters.

The Purchased Assets are in material compliance with all applicable Laws, regulations or other legal requirements (“Environmental Laws”) relating to the protection of the environment, pollution or human health and safety.  At all times, Sellers have conducted Business and their respective operations in accordance with all Environmental Laws applicable to Sellers and the Business.  No Seller has received written notice of any investigation suit, claim, action or proceeding relating to or arising under Environmental Laws with respect to the Purchased Assets or the Business, nor to the knowledge of the Sellers, are any of the same being threatened against any Seller or any real property owned, operated or leased by any Seller.  No Seller has received any written notice of, or entered into, any obligation, order, settlement, judgment, injunction or decree involving outstanding requirements relating to or arising under Environmental Laws.  To the knowledge of the Sellers, there has been no release of Hazardous Material into the environment at, onto or from any property owned or leased by any Seller which could reasonably be expected to result in material liability, costs or Claims relating to Environmental Law.  The representations and warranties contain in this Section 4.17 constitute the sole and exclusive representations and warranties of the Seller regarding environmental and human health and safety matters and Liabilities and compliance with Laws related thereto.

Section 4.18.  Relationship with Customers

Set forth on Schedule 4.18 is the amount of prepaid customer service liabilities with respect to Sellers’ customers who have prepaid for goods or services as of the execution date.

Section 4.19.  Financial Statements; No Undisclosed Liabilities

Schedule 4.19 contains true, correct and complete copies of the consolidated, audited financial statements of Sellers as of and for the fiscal year ended August 31, 2016 (collectively, the “Audited Financial Statements”) as well as the unaudited, consolidated balance sheets, statement of income, changes in stockholders’ equity and cash flows of Sellers as of and for the six months ended February 28, 2016 (the “Interim Financial Statements”, and collectively with the Audited Financial Statements, the “Historical Financial Statements”). The Historical Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, in all material respects, the financial condition and results of operations and cash flows of the Business as of the dates thereof or the periods ended, except in each case as expressly indicated on such Historical Financial Statement, and subject to the most recent Interim Financial Statements, to normal year-end adjustments that will not be material in amount or effect.  Except as set forth in Schedule 4.19, Sellers do not have any material indebtedness, obligations or other liabilities of a nature (whether accrued, absolute, contingent or otherwise) that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Business (or the notes thereto) that were not disclosed or reserved against in the Historical Financial Statements, except for Indebtedness, obligations or other liabilities that (i) were incurred on or after the date of the Interim Financial Statements in the ordinary course of business, (ii) arise under this Agreement or the Ancillary Documents, or (iii) will be or are liabilities of Sellers as debtors in the Bankruptcy Cases and that will not result in any Lien (other than Liens expressly contemplated in the Sale Order) on the Purchased Assets following the entry of the Sale Order.

SECTION 5.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Sellers and agrees as follows:

Section 5.1.  Organization and Authority of Purchaser.

(a)

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all of the Ancillary Documents to which it is a party.  The execution, delivery and performance of this

Agreement and such Ancillary Documents by Purchaser have been duly authorized and approved by all corporate action and do not require any further authorization or consent of Purchaser or its, shareholders, managers or members.  This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, and each Ancillary Document to which Purchaser is a party has been duly authorized by Purchaser and upon execution and delivery by Purchaser will be a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

(b)

Neither the execution and delivery of this Agreement nor any of such Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)

conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, or an event of default under (1) Purchaser’s organizational documents, (2) any Order to which Purchaser is a party or by which it is bound or (3) any Legal Requirement affecting Purchaser; or

(ii)

require the approval, consent, authorization or act of, or the making by Purchaser of any declaration, filing or registration with, any Person, other than filings with the Bankruptcy Court, that has not already been obtained.

Section 5.2.  Financing.

Purchaser has available to it sufficient liquidity in the form of equity and debt financing to satisfy the Purchase Price and all other funds necessary to consummate the transactions contemplated by this Agreement and operate the Business, including to promptly pay, when due, all of the Assumed Liabilities.

SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT EXCEPT AS EXPRESSLY SET FORTH ABOVE, PURCHASER MAKES NO FURTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN RESPECT OF PURCHASER, ITS AFFILIATES, OR THEIR RESPECTIVE ASSETS LIABILITIES OR OPERATIONS, AND ANY SUCH REPRESENTATION AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

SECTION 6.
ACTION PRIOR TO THE CLOSING DATE

The Parties covenant and agree to take the following actions between the date hereof and the earlier of the termination of this Agreement and the Closing Date:

Section 6.1.  Third Party Consents.

Sellers and Purchaser shall use their best efforts to obtain all Third Party Consents to the extent such consents are not provided for or satisfied by the Sale Order.  Notice of the Sale

Motion will be sent to all other parties to the Assumed Contracts by Sellers immediately upon filing of the Sale Motion.

Section 6.2.  Governmental Approvals.

(a)

During the period prior to the Closing Date, Sellers and Purchaser shall act diligently and reasonably, and shall cooperate with each other, to do or cause to be done, all things necessary, proper or advisable consistent with applicable confidentiality and Legal Requirements, to the extent commercially reasonable, to cause the conditions precedent to the Closing to be satisfied and to cause the Closing to occur, including to secure any consents and approvals of any governmental authority required to be obtained by them, in order to assign or transfer any Permits to Purchaser, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 8, in each case as necessary to the extent such consents are not provided for or satisfied by the Sale Order; provided, however, that Sellers shall not make any agreement or understanding affecting the Purchased Assets or the Business (excluding the Excluded Assets or Excluded Liabilities) as a condition for obtaining any such consents or approvals except with the prior written consent of Purchaser.  Subject to the limitations set forth in this Section 6.2, Purchaser shall act diligently and reasonably to cooperate with Sellers, to the extent commercially reasonable, to obtain the consents and approvals contemplated by this Section 6.2(a); provided, however, Purchaser shall not be required to waive any of the conditions to Closing set forth in Section 8.

(b)

Subject to all applicable confidentiality and Legal Requirements, Sellers and Purchaser (i) shall promptly inform each other of any communication from any Person concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other Party to review in advance any proposed written communication or information submitted to any such Governmental Authority in response thereto; provided, that a Party may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the Parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the Parties.  In addition, none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable.  Subject to any restrictions under applicable laws, rules or regulations, each Party shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval.  Each Party shall also furnish the other Party with such necessary information and assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.  Sellers and Purchaser shall prosecute all required requests for approval with all necessary diligence and otherwise use their respective commercially reasonable efforts to obtain the grant thereof by an Order as soon as possible including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereunder or the other transactions contemplated hereby, including by Purchaser selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits.

(c)

Notwithstanding anything else to the contrary in this Agreement, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions hereunder or any other agreement contemplated hereby, Purchaser shall cooperate, at its own cost and expense, in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 6.3.  Conduct of Business Prior to the Closing Date.

From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with the terms of Section 9 hereof, Sellers shall maintain the Purchased Assets and operate and carry on the Business only in the Ordinary Course of Business, except as otherwise expressly required by this Agreement or with the express written consent of Purchaser.  Consistent with the foregoing and to the extent not prohibited by the Bankruptcy Case, Sellers shall use commercially reasonable efforts to (i) continue operating the Business as a going concern, (ii) maintain the Purchased Assets and the assets and properties of, or used by, Sellers relating to the Business in their current condition (ordinary wear and tear excepted), (iii) maintain the business organization of the Business intact, (iv) maintain the Documents of the Business, (v) comply with all Legal Requirements, and (vi) preserve the goodwill of the manufacturers, suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business.  In connection therewith, Sellers shall not (1) offer employment for any period on or after the Closing Date to any employee or agent of the Business regarding whom Purchaser makes offers of employment in accordance with the terms set forth herein, (2) otherwise attempt to persuade any such employee or agent to terminate his or her relationship with the Business, (3) offer new material offsets, reductions or discounts to Accounts Receivable, (4) incur any additional Indebtedness outside of the Sellers’s ordinary course of business operations, (5) increase the compensation, incentive arrangements or other benefits to any officer or employee outside the Ordinary Course of Business, (6) redeem, purchase or otherwise acquire directly or indirectly any of its issued outstanding capital stock, or any outstanding rights or securities exercisable or exchangeable for or convertible into its capital stock, (7) enter into any transaction, arrangement or Contract with any Person except on an arm’s length basis in the Ordinary Course of Business, (8) purchase, sell, lease or dispose of any Purchased Assets other than in the Ordinary Course of Business, (9) delay or postpone the payment of accounts payable or other Liabilities Outside the Ordinary Course of Business, (10) permit the loss, lapse or abandonment of, or transfer, assign, enter into or grant any license or sublicense of any rights under or with respect to any Intellectual Property, (11) amend, terminate or modify any of the Assumed Contracts, (12) discontinue, close or dispose of any plant, facility or other business operation, or lay off any employees or implement any early retirement or separation program, or any program providing early retirement window benefits within the meaning of Section 1.401 (a)(4)-3(f)(4)(ii) of the Treasury Regulations or announce or plan any such action or program for the future, (13) hire employees or terminate the employment of any employee other than for “cause” or in the Ordinary Course of Business, or (14) fail to maintain the material plant, property and equipment of Sellers in good repair and operating condition in all material respects, ordinary wear and tear excepted.

Section 6.4.  Commercially Reasonable Efforts.

Sellers, on the one hand, and Purchaser, on the other hand, shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated including using commercially reasonable efforts to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

Section 6.5.  Notification of Breach; Disclosure.

Each Party shall promptly notify the other (a) of any event, condition or circumstance of which such Party becomes aware prior to the Closing Date that would cause, or would reasonably be expected to cause, a violation or breach of this Agreement (or a breach of any representation or warranty contained in this Agreement), and (b) any material failure of such Party to comply with or satisfy any covenant, condition or agreement contained in this Agreement or any Ancillary Document.  During the period prior to the Closing Date, each Party will promptly advise the other in writing of any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.  It is acknowledged and understood that no notice given pursuant to this Section 6.5 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of the conditions contained herein or rights or remedies of the Parties.

Section 6.6.  Insurance.

Until the Closing, Sellers shall maintain (including necessary renewals thereof) insurance policies against risk and liabilities to the extent and in the manner and at the levels maintained by Sellers as of the date hereof with respect to the Business and the Purchased Assets.

Section 6.7.  Bankruptcy Court Approval;

(a)

Sellers and Purchaser acknowledge that this Agreement and the sale of the Purchased Assets are subject to Bankruptcy Court approval and entry of the Sale Order.

(b)

In the event an appeal is taken or a stay pending appeal is requested, with respect to the Sale Order, Sellers shall promptly notify Purchaser of such appeal or stay request and shall promptly provide to Purchaser a copy of the related notice of appeal or order of stay.  Sellers shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from either of such orders.

(c)

From and after the date hereof, Sellers shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Sale Order.

Section 6.8.  Bankruptcy Filings.

The Sellers and Purchaser acknowledge that the transactions contemplated hereby are subject to entry of the Sale Order.  Sellers shall file the form of the Sale Order for entry with the Bankruptcy Court as soon as possible following the Sale Hearing on the Sale Motion (and in no event later than the Business Day immediately following the Sale Hearing) and Sellers agree that they will diligently pursue entry of the Sale Order.  In the event of any discrepancy between this Agreement and the Sale Order, the terms of the Sale Order shall govern.  The parties further acknowledge that this Agreement is not binding on, or enforceable by, the Parties until entry of the Sale Order.

SECTION 7.
ADDITIONAL AGREEMENTS

Section 7.1.  Taxes.

(a)

Sellers shall be liable for and shall pay, and pursuant to Section 7.1(c) shall reimburse Purchaser for, all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date.  Without limiting the obligations of Purchaser contained elsewhere in this Agreement, including in respect of Assumed Liabilities, Purchaser shall be liable for and shall pay, and pursuant to Section 7.1(c) shall reimburse Sellers for, all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets and the Assumed Liabilities, in each case attributable to periods (or portions thereof) beginning after the Closing Date.  For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning on the day after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(b)

Sellers and Purchaser shall use commercially reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Business from any Transfer Tax.

Without limiting the other terms set forth in this Agreement, real property transfer or gains Tax, real property records recordation fees, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets and not exempted under the Sale Order or by section 1146(c) of the Bankruptcy Code (“Transfer Taxes”) shall be borne by Sellers.

(c)

Sellers or Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 7.1.  Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other of the Tax payable and each Party’s respective liability therefor, although failure to do so will not relieve the other Party from its liability hereunder.

(d)

Purchaser and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(e)

Purchaser and Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six (6) years following the Closing Date.  On or after the end of such period, each party shall provide the other with at least twenty-one (21) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

(f)

Sellers and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

Section 7.2.  Employees and Employee Benefit Plans.

(a)

Employees.  Prior to the Closing, Purchaser shall have the sole and exclusive discretion, but not the obligation, to offer employment to all of Sellers’s employees on terms subject to the sole and exclusive discretion of Purchaser.  Those employees who accept Purchaser’s offer of employment and commence working for Purchaser on the Closing Date (or upon return to work from approved leave of absence) shall be deemed to have terminated their employment with Sellers upon the earlier of such acceptance or the Closing Date, and will hereafter be referred to as the “Employees.”  Purchaser will have no Liability with respect to any employee of Sellers who is not an Employee , and Purchaser will not assume, and will have no Liability with respect to, any Seller Employee Benefit Plan.  Sellers shall be solely responsible for providing notice of any plant closing or mass layoff in accordance with WARN.  Sellers will bear all Liability with respect to WARN, similar state laws or any other Legal Requirements to the extent applicable to the transactions contemplated by this Agreement.

(b)

Credit Under Purchaser Plans.  With respect to any Employees, Purchaser will use commercially reasonable efforts, to the extent permitted by the third party providers of such plan(s), to cause any employee benefit plans of Purchaser (or any Affiliate thereof sponsoring or maintaining such plans) which the Employees are entitled to participate in from and after the Closing Date (the “Purchaser Plans”) to take into account for purposes of eligibility and vesting thereunder, but not with respect to accrual of benefits, service by the Employees with Sellers prior to the Closing as if such service were with Purchaser, to the same extent such service was credited under a comparable benefit plan of Sellers prior to the Closing (except to the extent it would result in the duplication of benefits).  In addition, with respect to each Purchaser Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Purchaser shall use commercially reasonable efforts, or shall use commercially reasonable efforts to cause an Affiliate of Purchaser sponsoring or maintaining such Purchaser Plan, to the extent permitted by the third party providers of such plan, to (i) cause there to be waived any pre-existing condition exclusions, actively at work requirements, insurability requirements or other eligibility limitations to the extent such exclusions, requirements or limitations were waived or were inapplicable under a comparable benefit plan of Sellers prior to the Closing, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, the Employees and their dependents under a comparable benefit plan of Sellers prior to the Closing.  Such Employees shall receive benefits and be covered by employment policies on substantially similar terms and conditions as other employees of Purchaser or its Subsidiaries or Affiliates with similar titles and functions.  Without limiting the generality of the foregoing, such employee benefits shall include immediate eligibility to participate in medical and health insurance plans and 401(k) (including rolling-over any funds maintained by any Employee in any 401(k) account maintained by Sellers) or retirement plans sponsored by Purchaser.

(c)

Employment Tax Reporting.  With respect to any Employees, Purchaser and Sellers shall use the standard procedure set forth in Revenue Procedure 2004-53 2004-34 I.R.B. 320, for purposes of employment tax reporting.

(d)

No Obligation.  Nothing contained in this Agreement shall be construed to require the employment of (or prevent the termination of employment of) any individual, require minimum benefit levels or prevent any change in the employee benefits provided to any individual Employee.  No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Sellers or any other Person (including any beneficiary or dependent thereof) of any nature or kind whatsoever, including without limitation, in respect of continued employment (or resumed employment) for any specified period.  Except as provided for in any employment or other agreement with Purchaser, nothing in this Section 7.2 is intended to interfere with Purchaser’s right from and after the Closing to terminate the employment of, or change the compensation and benefits available to, any employees that are not Employees.

(e)

Employee List.  As soon as practicable, but in no event later than ten (10) Business Days following the execution of this Agreement by all parties, Sellers shall deliver to Purchaser a list of all of Sellers’s employees, together with particulars of the date of commencement of employment, period of continuous employment, job description or grade, age, holiday entitlements, salary, and commissions.

Section 7.3.  Collection of Receivables.

Sellers shall provide reasonable assistance to Purchaser in the collection of any Accounts Receivable included in the Purchased Assets.  If, after the Closing Date, Sellers shall receive payment from any account debtor with respect to any Accounts Receivable included in the Purchased Assets, Sellers shall promptly thereafter deliver such funds and assets to Purchaser and take all steps necessary to vest title to such funds and/or assets in Purchaser.  Effective as of the Closing Date, Sellers hereby designates Purchaser and its respective officers as Sellers true and lawful attorney-in-fact, with full power of substitution, to execute and endorse for the benefit of Purchaser all checks, notes or other documents received by Sellers in payment of or in substitution or exchange for any of the Purchased Assets.  Sellers hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence in favor of Purchaser is coupled with an interest, and further agrees to execute and deliver to Purchaser from time to time any documents or other instruments reasonably requested by Purchaser to evidence such power of attorney.

Section 7.4.  Certain Actions.

Within one (1) day after the Closing Date, Sellers shall take such corporate and other actions necessary to change its corporate or company name, as the case may be, to a name that is not similar to, or confusing with, the current name of Sellers, including any necessary filings required by the general corporation or other law of the states in which Sellers is incorporated or otherwise qualified or registered to transact business.  Sellers acknowledge that the name “Soupman” and all other Intellectual Property shall be and remain, after the Closing, the sole and exclusive property of Purchaser.  Prior to the Closing Date, unless otherwise requested by Purchaser, Sellers shall terminate any Contract granting any third party the right to use any Intellectual Property.

Section 7.5.  Reasonable Access to Records and Certain Personnel.

In order to facilitate Sellers’ efforts to (a) administer and close the Bankruptcy Cases, and (b) prepare Tax Returns (together, the “Post-Close Filings”), for a period of one (1) year following the Closing, Purchaser shall permit Sellers and Sellers’ counsel and accountants (collectively, “Permitted Access Parties”) during regular business hours, with reasonable notice, and subject to reasonable rules and regulations, reasonable access to the financial and other books and records which comprised part of the Purchased Assets that are required to complete the Post-Close Filings, which access shall include (x) the right of such Permitted Access Parties to copy, at such Permitted Access Parties’ expense, such required documents and records and (y) Purchaser’s copying and delivering to the relevant Permitted Access Parties such documents or records as they require, but only to the extent such Permitted Access Parties furnish Purchaser with reasonably detailed written descriptions of the materials to be so copies and applicable Permitted Access Party reimburses Purchaser for the costs and expenses thereof; provided, however, that the foregoing rights of access shall not be exercisable in such a manner as to interfere with the normal operations of Purchaser’s business.  Notwithstanding anything contained in this Section 7.5 to the contrary, in no event shall Sellers have access to any information that, based on advice of Purchaser’s counsel, could (1) reasonably be expected to create liability under applicable law, or waive any legal privilege, (2) result in the discharge of any Trade Secrets of Purchaser, its affiliates or any third parties or (3) violate any obligation of Purchaser with respect to confidentiality.  Purchaser shall retain all books and records pertaining to the Purchased Assets for a period of at least two (2) years following the Closing Date.  On or after the end of such period, Purchaser shall provide the Sellers and the Permitted Access Parties other with at least twenty-one (21) days prior written notice before destroying any such books and records, during which period the Sellers can elect to take possession, at its own expense, of such books and records.

SECTION 8.
CONDITIONS TO CLOSING

Section 8.1.  Conditions to Obligations of Each Party.

The respective obligations of each Party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment (or, if permitted by applicable law, waiver) on or prior to the Closing Date, of the following conditions:

(a)

all requisite authorizations or consents from Governmental Authorities or waiting periods following governmental filings, including the Required Consents, shall have been obtained or expired, as the case may be;

(b)

entry of the Sale Order by the Bankruptcy Court, including the assumption and assignment of the Assumed Contracts and such Sale Order shall be unstayed (other than the 14-day period set forth in Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, which Sellers shall request that the Court waive); and

(c)

no action or proceeding shall be pending or threatened by any person in any jurisdiction and no order or notice will have been made, issued or delivered by any Governmental Authority shall have enacted, issued, promulgated or entered any Order that is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated.

Section 8.2.  Conditions to Obligations of Purchaser.

The obligation of Purchaser to purchase the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

(a)

the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date;

(b)

the Sale Order has been entered and is unstayed  and  in full force and effect and shall be in form and substance satisfactory to Purchaser (and its lender, if applicable) in their respective sole and absolute discretion and shall be in full force and effect and not stayed;

(c)

each covenant and obligation that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects, and Purchaser shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof;

(d)

each of the deliveries required to be made to Purchaser pursuant to Section 3.6 shall have been so delivered;

(e)

Sellers shall have received the Third Party Consents;

(f)

Sellers shall not have rejected any Assumed Contracts;

(g)

no Material Adverse Event shall have occurred;

(h)

Sellers shall not have abandoned or otherwise relinquished its interest in any Purchased Asset, other than assets disposed of or abandoned in the ordinary course of business, nor, without the consent of Purchaser, shall Sellers have taken any actions to dispose of or abandon any Purchased Assets other than ordinary course of business; and

Any condition specified in this Section 8.2 may be waived by Purchaser; provided, however, that no such waiver shall be effective against Purchaser unless it is set forth in a writing executed by Purchaser.

Section 8.3.  Conditions to Obligations of Sellers.

The obligation of Sellers to sell the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

(a)

the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date and Sellers shall have received a certificate of Purchaser to such effect signed by a duly authorized officer thereof;

(b)

each covenant and obligation that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects, and Sellers shall have received a certificate of Purchaser to such effect signed by a duly authorized officer thereof;

(c)

each of the deliveries required to be made to Sellers pursuant to Section 3.5 shall have been so delivered;

(d)

the Sale Order has been entered and is unstayed  and  in full force and effect.

Any condition specified in this Section 8.3 may be waived by Sellers; provided, however, that no such waiver shall be effective against Sellers unless it is set forth in writing executed by Sellers.

SECTION 9.
TERMINATION

Section 9.1.  Termination.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)

by mutual written consent of the Sellers and Purchaser;

(b)

if the Closing does not take place on or prior to September 8, 2017 (the “Outside Date”) unless mutually extended by both parties; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(a) if such Party is in material breach of this Agreement;

(c)

if the chapter 11 Cases are dismissed or converted to cases under chapter 7 of the Bankruptcy Code and neither such dismissal or conversion expressly contemplates the transactions under the Agreement or a trustee is appointed for the debtors such trustee rejects the transactions contemplated by the Agreement;

(d)

by the Sellers, if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3, and (ii) cannot be or has not been cured prior to the date that is five (5) days from the date that Purchaser is notified by the Sellers of such breach or failure to perform; provided, however, that the Sellers shall not have a right to terminate this Agreement under this Section 9.1(d) if the Sellers is then in material breach of this Agreement;

(e)

by Purchaser, if the Sellers shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2, and (ii) cannot be or has not been cured prior to the date that is five (5) days from the date that the Sellers is notified by Purchaser of such breach or failure to perform; provided, however, that Purchaser shall not have a right to terminate this Agreement under this Section 9.1(e) if Purchaser is then in material breach of this Agreement; or

(f)

by Purchaser if prior to Closing, (i) a Seller voluntarily removes or replaces an independent director, if any, of any Seller or subsidiary thereof; (ii) the current CEO of any Seller or subsidiary thereof is removed or replaced; (iii) the current CRO of any Seller or subsidiary thereof is removed or replaced; or (iv) a majority of the current the board of directors of any Seller or subsidiary thereof is removed or replaced; or

Section 9.2.  Effect of Termination.  In the event of termination by the Sellers or Purchaser pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Party and the Agreement shall be terminated, without further liability of any Party to the other, except (i) for this Section 9.2, (ii) for the provisions of Sections 11.2 (No Public Announcement), 11.7 (Expenses) and 11.10 (Governing Law) hereof, and (iii) that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination.

SECTION 10.
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of Purchaser and Sellers made in this Agreement and the covenants of Purchaser and Sellers contained in this Agreement that, by their terms, are to be performed prior to the Closing shall not survive the Closing Date and shall be extinguished by the Closing and the consummation of the transactions contemplated by this Agreement.  Absent fraud or willful misconduct, Purchaser shall not have any remedy against Sellers, and Sellers shall not have any remedy against Purchaser or its Affiliates for (i) any breach of a representation or warranty contained in this Agreement (other than to terminate the Agreement in accordance with the terms hereof and as provided in Section 9.1) and (ii) if the Closing occurs, any breach of a covenant contained in this Agreement with respect to the period prior to the Closing Date.

SECTION 11.
GENERAL PROVISIONS

Section 11.1.  Confidential Nature of Information.

Each Party agrees that it will treat in confidence all documents, materials and other information that it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents.  Such documents, materials and information shall not be disclosed or communicated to any third Person (other than, in the case of Purchaser, to its Representatives and potential lenders, and in the case of Sellers, to its Representatives).  No Party shall use any confidential information referred to in the second immediately preceding sentence in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets and the enforcement of its rights hereunder and under the Ancillary Documents.  The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information that (i) is or becomes available to such Party from a source other than the disclosing Party, provided such other source was not, and such Party would have no reason to believe such source was, subject to a confidentiality obligation in respect of such information, (ii) is or becomes available to the public other than as a result of disclosure by such Party or its agents, (iii) is required to be disclosed under applicable law or judicial process, including the Bankruptcy Case, but only to the extent it must be disclosed, or (iv) such Party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

Section 11.2.  No Public Announcement.

Neither Sellers nor Purchaser shall, without the approval of Sellers (in the case of a disclosure by Purchaser) or Purchaser (in the case of a disclosure by Sellers), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by applicable Legal Requirements, including as may be required by the Bankruptcy Case, securities laws, or the rules of any stock exchange, in which case the other Party or parties shall be advised prior to such disclosure and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.  For the avoidance of doubt, Sellers’s filing of pleadings or notices in the Bankruptcy Case in connection with the Transaction shall not be deemed a public announcement by Sellers.

Section 11.3.  Notices

All notices or other communications required or permitted hereunder shall be in writing and shall be given or delivered by electronic mail, and by one of the following means of service: personal delivery, by facsimile or by a nationally recognized private overnight courier service addressed as follows:

If to the Purchaser:

Gallant Brands, Inc.

745 Hope Road

Eatontown NJ 07724

Attn: Joseph Hagan

Direct: (732) 443-1678

Fax: (732) 410-6205

joe@wealthcolony.com

With copies to:

Phillip D. Forlenza

Giordano Halleran & Ciesla

125 Half Mile Road

Suite 300

Red Bank, NJ 07701-6777

Direct: (732) 219-5483

Fax No.: (732) 224-6599

pforlenza@ghclaw.com

-and-

Henry Kevane

Colin R. Robinson

Pachulski Stang Ziehl & Jones LLP

919 North Market Street

Suite 1700

Wilmington, DE 19899

Direct: (302) 778-6426

Fax: (302) 652-4400

hkevane@pszjlaw.com

crobinson@pszjlaw.com

If to the Sellers:

The Original Soupman, Inc., et al.

c/o Wyse Advisors LLC

85 Broad St., 18th Floor

New York, NY 10004

Attention:  Michael Wyse

mwyse@wyseadvisorsllc.com

Polsinelli PC

600 3rd Ave., 42nd Fl.

NewYork, NY 10016

Attn: Jeremy Johnson

jeremy.johnson@polsinelli.com

or to such other address or facsimile number as such party may indicate by a notice delivered to the other party hereto.

Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by a nationally recognized private overnight courier service, on the date following the date upon which it is delivered for overnight delivery to such courier service, if delivered personally (with written confirmation of receipt), on the date of such delivery or, if sent via facsimile, on the date of the transmission of the facsimile, provided that the sender thereof receives written confirmation that the facsimile was successfully delivered to the intended recipient.

Section 11.4.  Successors and Assigns.

(a)

Except as expressly permitted in this Agreement, the rights and obligations of the Parties under this Agreement shall not be assignable by such parties without the written consent of the other parties hereto, except that Purchaser may assign its obligations to a direct or indirect subsidiary of Purchaser provided, however, that no such assignment will relieve Purchaser of its obligations hereunder.

(b)

This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, consolidation, liquidation (including successive mergers, consolidations or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.4 any right, remedy or claim under or by reason of this Agreement.

Section 11.5.  Entire Agreement; Amendments; Disclosure Schedules.

This Agreement, the Ancillary Documents and Disclosure Schedules referred to herein contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto with respect to such subject matter.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

Section 11.6.  Waivers.

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  Except as otherwise provided herein, the failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 11.7.  Expenses.

Except as set forth herein and in the Bid Procedures Order, each party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

Section 11.8.  Partial Invalidity.

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 11.9.  Execution in Counterparts.

This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.10.  Governing Law.

(a)

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

(b)

All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Parties hereby irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The Parties hereby consent to service of process by mail (in accordance with Section 11.3) or any other manner permitted by law.

(c)

THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER, PURCHASER, OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

Section 11.11.  No Third Party Beneficiaries.

This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

 [Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed the day and year first above written.

PURCHASER:

Gallant Brands, Inc., a Delaware corporation

By:	/s/ Joesph Hagan
Name: Joseph Hagan
Title: President

SELLERS:

The Original Soupman, Inc., Soupman Inc., a and Kiosk Concepts, Inc.

By:	/s/ Jamie Karson
Name: Jamie Karson
Title: CEO

[Signature Page to Asset Purchase Agreement]